Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate
Communications
(386) 681-4281
INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES
MANAGEMENT PROMOTIONS AND AN INCREASE IN ITS ANNUAL DIVIDEND
~ Shareholders Approve Slate of Directors ~
     DAYTONA BEACH, Fla. — April 14, 2010 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today announced the promotion of two members of the senior management team, an increase in its annual dividend and the re-election of four members to its Board of Directors.
     The Company’s Board of Directors has approved the executive promotions, effective today, of Laura Jackson to Vice President, Human Resources and Brett Scharback to Vice President — Deputy General Counsel, Chief Compliance Officer and Assistant Secretary.
     “The promotions of Laura and Brett are well-deserved and reflect our confidence in their proven ability to lead and consistently execute at the highest level,” stated ISC’s Chief Executive Officer, Lesa France Kennedy.
     Ms. Jackson, 44, previously serving as Managing Director, Human Resources, joined ISC in 2009. She will take on greater responsibility for the leadership of ISC’s talent development programs and processes, employee performance management and career development programs, and the management of ISC’s incentive compensation programs.
     Mr. Scharback, 35, previously serving as Managing Director, Deputy General Counsel, has been with ISC since 2004. He will provide support and management in ISC’s legal department, including budget matters, contract review and insured litigation. In addition, Mr. Scharback will handle the Company’s securities law and other compliance matters.
     ISC declared an annual dividend of $0.16 per share, payable on June 30, 2010, to common stockholders of record on May 31, 2010, marking the 37th consecutive year that the Company has paid a dividend to its shareholders. ISC paid an annual dividend of $0.14 per share in 2009.
     Separately, at the annual meeting of ISC shareholders, the following members of the Company’s Board of Directors were re-elected to a three-year term: Edsel B. Ford, II; William P. Graves; Christy F. Harris; and Morteza Hosseini-Kargar.
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway®

ISC ANNOUNCES MANAGEMENT PROMOTIONS	PAGE 2
located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its subsidiary, Stock-Car Montreal.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network; the DAYTONA 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing.
     For more information, visit the Company’s Web site at www. internationalspeedwaycorporation.com.
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